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                                                                   EXHIBIT 5.1




                               THESTREET.COM, INC.

                          SECURITIES PURCHASE AGREEMENT

                           DATED AS OF AUGUST 7, 2000


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                          SECURITIES PURCHASE AGREEMENT

         THIS SECURITIES PURCHASE AGREEMENT is entered into as of August 7, 2000, by and among TheStreet.com, Inc., a Delaware corporation (the "Company"); Go2Net, Inc., a Delaware corporation ("Go2Net"); and Vulcan Ventures Inc., a Washington corporation ("Vulcan," and at times together with Go2Net, the "Purchasers").

         WHEREAS, the Purchasers have indicated a desire to purchase from the Company 1,340,334 shares of the Company's common stock, $0.01 par value per share ("Common Stock"); and

         WHEREAS, the Company has indicated a desire to sell such shares of Common Stock to the Purchasers and to grant to each Purchaser an option to purchase additional shares of Common Stock and the Company has agreed, in certain cases, to register such securities under the Securities Act (as such term is defined herein) on the terms set forth herein.

         NOW, THEREFORE, for and in consideration of the mutual consents and agreements herein contained, the parties hereto do hereby covenant and agree as follows:

                                    ARTICLE I

                           PURCHASE AND SALE OF SHARES

         1.1 PURCHASE AND SALE. Subject to the terms and conditions hereinafter set forth, at the Closing (as defined below) the Company shall issue and sell to the Purchasers and the Purchasers shall purchase from the Company, 1,340,334 shares (the "Purchased Shares") of the Common Stock, at a price per share equal to the average of the closing prices for shares of Common Stock sold on the Nasdaq National Market for each of the ten (10) trading days immediately prior to the Closing Date (as such term is defined in Section 1.3), which amount shall equal $5.56 per share, payable as provided in Section 1.3. The number of Purchased Shares to be purchased by each Purchaser is set forth opposite each Purchaser's name on Schedule 1.1 attached hereto. The Common Stock shall have the rights, terms and privileges set forth in the Company's Certificate of Incorporation. Terms used herein as defined terms that are not defined in the context hereof shall have the meaning set forth in Article VIII.

         1.2      OPTION.

                  (a) Subject to the terms and conditions hereinafter set forth and effective as of the Closing, the Company hereby (i) grants Go2Net an option (the "Go2Net Option") to purchase from it up to an additional number of shares of Common Stock equal to 7.45% of the then issued and outstanding shares of Common Stock as of the date of the Option Closing (as such term is defined herein) (the "Go2Net Option Shares") and (ii) grants Vulcan an option (together with the Go2Net Option, the "Options") to purchase from it up to an additional number


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of shares of Common Stock equal to 7.45% of the then issued and outstanding shares of Common Stock as of the date of the Option Closing (together with the Go2Net Option Shares, the "Option Shares"), in each case at an exercise price of $13.50 per share (the "Exercise Price"). The options are exercisable from the Closing Date and shall expire on the six (6) month anniversary of the Closing Date (the "Expiration Date"), unless the Call Notice (as defined below) has been delivered in accordance with Section 1.2(b) prior to midnight (New York time) on such date, subject to extension as provided in the last sentence of Section 1.2(b). Purchasers may assign or transfer the Options only to a Permitted Transferee or with the written consent of the Company, which shall not unreasonably be withheld.

                  (b) In order to exercise any Option, the applicable Purchaser shall give a written notice to the Company of such Purchaser's election to exercise such Option in whole or in part from time to time (the "Call Notice") which notice shall state the number of Option Shares as to which the Option is being exercised. The closing of the purchase and sale of the applicable Option Shares (an "Option Closing") shall take place at the offices of the Company ten (10) business days following exercise of the Option, subject to extension as provided in the last sentence of this Section 1.2(b). At the applicable Option Closing, the Company shall deliver (i) the applicable Option Shares in the form of a certificate issued in the applicable Purchaser's name or the name of any transferee who received the Option in accordance with the last sentence of Section 1.2(a) (bearing the legend required by Section 4.2 hereof) together with any other stock or other securities and property (including cash, where applicable) to which such Purchaser is entitled upon such exercise pursuant to this Section 1.2 or otherwise and (ii) written confirmation by the Company that the representatives and warranties of the Company are true and correct (unless otherwise stated in such written confirmation) as if made on the date of such Option Closing upon receipt by the Company of payment of (x) the Exercise Price for each applicable Option Share by or on behalf of such Purchaser to the Company, and (y) written confirmation by such Purchaser that the representatives and warranties of such Purchases contained in Section 4.1 hereof are true and correct as if made on the date of such Option Closing.

                  The Exercise Price shall be paid by certified check or by wire transfer of immediately available funds to a bank account designated by the Company.

                  The obligation of the Company and the applicable Purchaser to proceed with the Option Closing shall be conditioned upon, and the date scheduled for the Option Closing and, if necessary, the Expiration Date shall be extended, if necessary, to ten (10) business days following the last to occur of, the receipt of all material governmental and regulatory consents, approvals or waivers, including, without limitation, approvals under the HSR Act, that are required in connection with the purchase and sale of the applicable Option Shares.

         (c) In case at any time or from time to time, the holders of Common Stock shall have received, or (on or after the record date fixed for the determination of stockholders eligible to receive) shall have become entitled to receive, without payment therefor,

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                  (i)      other or additional stock or other securities or
property (other than cash) by way of dividend, or

                  (ii) any cash (excluding cash dividends payable solely out of earnings or earned surplus of the Company), or

                  (iii) other or additional stock or other securities or property (including cash) by way of spin-off, split-up, reclassification, recapitalization, combination of shares or similar corporate rearrangement, other than additional shares of Common Stock issued as a stock dividend or in a stock-split (adjustments in respect of which are provided for in 1.2(e) below), then and in each such case each Purchaser, on the exercise hereof as provided in
Section 1.2, shall be entitled to receive the amount of stock and other securities and property (including cash in the cases referred to in clauses (ii) and (iii) of this Section 1.2(c)) which such Purchaser would hold on the date of such exercise if on the date hereof such Purchaser had been the holder of record of the number of shares of Common Stock subject to the Option and had thereafter, during the period from the date hereof to and including the date of such exercise, retained such shares and all such other or additional stock and other securities and property (including cash in the cases referred to in clauses (ii) and (iii) of this Section 1.2(c)) receivable by the Purchaser as aforesaid during such period, giving effect to all adjustments called for during such period by Section 1.2(e) below.

                  (d)      ADJUSTMENT FOR REORGANIZATION, CONSOLIDATION, MERGER,
                           ETC.

                           (i)      In case at any time or from time to time,
the Company shall (x) effect a reorganization, (y) consolidate with or merge into any other person, or (z) transfer all or substantially all of its properties or assets to any other person under any plan or arrangement contemplating the dissolution of the Company, then, in each such case the Option shall continue to be in full force and effect and each Purchaser, on the exercise of the Option as provided in Section 1.2 at any time after the consummation of such reorganization, consolidation or merger or the effective date of such dissolution as the case may be, shall receive, if after such reorganization, consolidation or merger or the effective date of such dissolution, as the case may be, no shares of Common Stock shall be outstanding that are identical to the shares of Common Stock outstanding immediately prior to such reorganization, consolidation or merger or the effective date of such dissolution, as the case may be, in lieu of the Common Stock issuable on such exercise prior to such consummation or such effective date, the stock and other securities and property (including cash) to which such Purchaser would have been entitled upon such consummation or in connection with such dissolution, as the case may be, if such Purchaser had so exercised its Option immediately prior thereto, all subject to further adjustment thereafter as provided in Sections 1.2(c) and (e). The Company shall cause the issuer of any such stock or other securities, including, in the case of any such transfer, the person acquiring all or substantially all of the properties or assets of the Company, to agree to be bound by the terms

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and conditions of the Option, whether or not such person shall have expressly assumed the terms of the Option.

                           (ii)     In the event of any dissolution of the
Company following the transfer of all or substantially all of its properties or assets, the Company (other than in connection with a transaction described in Section 1.2(d)(i) above), prior to such dissolution, shall at its expense deliver or cause to be delivered the stock and other securities and property (including cash, where applicable) receivable by the Purchasers had the Options been exercised immediately prior to such dissolution, less an amount equal to the aggregate Exercise Price, after the effective date of such dissolution pursuant to this Section 1.2(d)(ii) to a bank or trust company having its principal office in Seattle, Washington, as trustee for the Purchasers.

                   (e) In the event that the Company shall (i) issue additional shares of the Common Stock as a dividend or other distribution on outstanding Common Stock, (ii) subdivide its outstanding shares of Common Stock, or (iii) combine its outstanding shares of the Common Stock into a smaller number of shares of the Common Stock, then, in each such event, the Exercise Price shall, simultaneously with the happening of such event, be adjusted by multiplying the then Exercise Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such event, and the product so obtained shall thereafter be the Exercise Price then in effect. The Exercise Price, as so adjusted, shall be readjusted in the same manner upon the happening of any successive event or events described herein in this Section 1.2(e). Each Purchaser shall thereafter, on the exercise hereof as provided in Section 1.2, be entitled to receive that number of shares of Common Stock determined by multiplying the number of shares of Common Stock which would otherwise (but for the provisions of this Section 1.2(e)) be issuable on such exercise by a fraction of which (i) the numerator is the Exercise Price which would otherwise (but for the provisions of this Section 1.2(e)) be in effect, and (ii) the denominator is the Exercise Price in effect on the date of such exercise.

                   (f) The Company will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of the Option, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Purchasers hereunder. Without limiting the generality of the foregoing, the Company (a) will not increase the par value of any shares of stock receivable on the exercise of the Option above the amount payable therefor on such exercise, (b) will take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of stock on the exercise of the Option from time to time outstanding, and (c) will notify Purchasers no later than twenty (20) days prior to the transfer of all or substantially all of its properties and assets to any other person (corporate or otherwise), or

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consolidation with or merger with or into any other person, whether or not the
Company is the surviving corporation.

                   (g) CERTIFICATE AS TO ADJUSTMENTS. In each case of any adjustment or readjustment in the shares of Common Stock issuable on the exercise of the Option, the Company at its expense will promptly cause its Chief Financial Officer or, if a Purchaser so requests, (at such Purchaser's expense) independent certified public accountants of recognized standing selected by the Company, to compute such adjustment or readjustment in accordance with the terms of the Option and prepare a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or receivable by the Company for any additional shares of Common Stock issued or sold or deemed to have been issued or sold, (ii) the number of shares of Common Stock outstanding or deemed to be outstanding, and (iii) the Exercise Price and the number of shares of Common Stock to be received upon exercise of the Option, in effect immediately prior to such issue or sale and as adjusted and readjusted as provided herein. The Company will forthwith mail a copy of each such certificate to each Purchaser, and will, on the written request at any time of either Purchaser, furnish to such Purchaser a like certificate setting forth the Exercise Price at the time in effect and showing how it was calculated.

            1.3 CLOSING. Subject to the satisfaction or waiver of the conditions set forth in Articles V and VI hereof, a closing (the "Closing") of the sale and purchase of the Purchased Shares shall take place at the offices of Hughes Hubbard & Reed LLP, One Battery Park Plaza, New York, New York, at 10:00 A.M., on August 7, 2000, or such other date, time and place as shall be mutually agreed upon by the Company and the Purchasers (the "Closing Date"). At the Closing, the Company will deliver the Purchased Shares being acquired by each Purchaser in the form of a certificate issued in such Purchaser's name upon receipt by the Company of payment of the full purchase price therefor by or on behalf of such Purchaser to the Company by certified check or by wire transfer of immediately available funds to an account designated in writing by the Company.

            1.4 USE OF PROCEEDS. As an integral part of the purpose and structure of the financing contemplated herein, the Company shall use the proceeds received upon the sale of the Purchased Shares at the Closing for general working capital. It is understood that the Company shall be free to use such proceeds for any legal corporate purpose; provided, however, that the prior approval of the Company's board of directors shall be required for any expenditure which individually is in excess of $500,000.

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                                   ARTICLE II

                        REPRESENTATIONS AND WARRANTIES OF

                                   THE COMPANY

                  In order to induce the Purchasers to purchase the Purchased Shares and the Option Shares, the Company makes the following representations and warranties which shall be true, correct and complete in all respects on the date hereof.

            2.1 ORGANIZATION AND CORPORATE POWER. The Company and each of its Material Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own its properties and to carry on its business as presently conducted. The Company and each of its Material Subsidiaries is duly licensed or qualified to do business as a foreign corporation in each jurisdiction wherein the character of its property or the nature of the activities presently conducted by it, makes such qualification necessary and where the failure to so qualify would have a Material Adverse Effect.

            2.2 AUTHORIZATION. The Company has all necessary corporate power and has taken all necessary corporate action required for the due authorization, execution, delivery and performance by the Company of this Agreement and the Co-Branding and Marketing Agreement and any other agreements or instruments executed by the Company in connection herewith or therewith (collectively, the "Related Agreements"), and the consummation by the Company of the transactions contemplated herein or therein, and for the due authorization, issuance and delivery of the Purchased Shares and the Option Shares. Sufficient shares of authorized, but unissued shares of Common Stock have been reserved for issuance upon exercise of the Option. The issuance of the Purchased Shares do not, and the Option Shares will not, require any further corporate action and is not and, in the case of the Option Shares, will not be, subject to any preemptive right, right of first refusal or similar purchase right. Assuming due execution and delivery thereof by the other Persons contemplated to be party thereto, this Agreement and the Related Agreements will each be a valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

            2.3 GOVERNMENT APPROVALS. No consent, approval, license or authorization of, or designation, declaration or filing with, any court or governmental authority is or will be required on the part of the Company in connection with the execution, delivery and performance by the Company of this Agreement and the Related Agreements, or in connection with the issuance of the Purchased Shares or the Option Shares upon exercise of the Option, except for
(i) those which have already been made or granted, (ii) the filing of registration statements with the Securities and Exchange Commission (the "Commission"), (iii) filings with applicable state securities commission, (iv) the listing of the Purchased Shares and the Option Shares on the Nasdaq National Market and (v) the filings under the HSR Act, if required.


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            2.4    AUTHORIZED AND OUTSTANDING STOCK.

                  (a) The authorized capital stock of the Company (immediately prior to the Closing) consists of 100,000,000 shares of Common Stock and 10,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"), and 1,000,000 shares of Preferred Stock have been designated as Series A Junior Participating Preferred Stock.

                  (b) The issued and outstanding capital stock of the Company (immediately prior to the Closing) will consist of 25,466,350 shares of Common Stock. There are no outstanding shares of Preferred Stock, and the Company has no plans to issue any Preferred Stock. In addition, options to purchase 2,711,049 shares of Common Stock have been granted and are unexercised under the Amended and Restated 1998 Stock Incentive Plan of TheStreet.com. All of the issued and outstanding shares of capital stock of the Company are, and when issued in accordance with the terms hereof, the Purchased Shares and the Option Shares will be, duly authorized and validly issued and fully paid and non-assessable, with no personal liability attaching to the ownership thereof. When issued in accordance with the terms hereof, the Purchased Shares and the Option Shares will be free and clear of all Liens imposed by or through the Company, except for restrictions imposed by Federal or state securities or "blue sky" laws and except for those imposed pursuant to this Agreement. The designations, powers, preferences, rights, qualifications, limitations and restrictions in respect of each class or series of capital stock of the Company are as set forth in the certified Certificate of Incorporation of the Company delivered under Section 5.6 hereof, and the Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock, and all such designations, powers, preferences, rights, qualifications, limitations and restrictions are valid, binding and enforceable in accordance with their terms and in accordance with applicable law.

                  (c) Except as set forth in SCHEDULE 2.4(C) hereto or as provided in this Agreement, (i) no subscription, warrant, option, convertible security or other right (contingent or otherwise) issued by the Company to purchase or acquire any shares of capital stock of the Company is authorized or outstanding, (ii) there is not any commitment of the Company to issue any subscription, warrant, option, convertible security or other such right or to issue or distribute to holders of any shares of its capital stock any evidences of indebtedness or assets of the Company, (iii) the Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof and (iv) there are no agreements, written or oral, between the Company and any holder of its capital stock relating to the acquisition, disposition or voting of the capital stock of the Company. No person or entity is entitled to (i) any preemptive right, right of first refusal or similar rights granted by the Company with respect to the issuance of any capital stock of the Company. Except as set forth on SCHEDULE 2.4(C) and as provided in Article VII of this Agreement, no person or entity has been granted rights by the Company with respect to the registration of any capital stock of the Company under the Securities Act of 1933, as amended (the "Securities Act"). All of the issued and outstanding

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shares of the Company's capital stock have been offered, issued and sold by the
Company in compliance with applicable Federal and state securities laws.

            2.5    SUBSIDIARIES. Except as set forth in the SEC Documents or
SCHEDULE 2.5 attached hereto, the Company has no subsidiaries nor any investment or other interest in, or any outstanding loan or advance equal to or greater than $100,000 to or from, any Person, including, without limitation, any officer, director or shareholder. Except as set forth on SCHEDULE 2.5, the Company owns of record and beneficially, free and clear of all Liens of any nature, all of the issued and outstanding capital stock of each of its Material Subsidiaries.

            2.6 SECURITIES LAW COMPLIANCE. Assuming the representations and warranties of the Purchasers set forth in Section 4.1 hereof are true and correct, the offer and sale of the Purchased Shares and the Option Shares (the "Issuable Securities") pursuant to this Agreement will be exempt from the registration requirements of the Securities Act. Neither the Company nor any person acting on its behalf has, in connection with the offering of the Issuable Securities, engaged in (i) any form of general solicitation or general advertising (as those terms are used within the meaning of Rule 502(c) under the Securities Act), (ii) any action involving a public offering within the meaning of Section 4(2) of the Securities Act, or (iii) any action that would require the registration under the Securities Act of the offering and sale of the Issuable Securities pursuant to this Agreement or that would violate applicable state securities or "blue sky" laws. The Company has not made and will not prior to the Closing make, directly or indirectly, any offer or sale of the Issuable Securities or of securities of the same or similar class as the Issuable Securities if, as a result, the offer and sale contemplated hereby could fail to be entitled to exemption from the registration requirements of the Securities Act. As used herein, the terms "offer" and "sale" have the meanings specified in
Section 2(3) of the Securities Act.

            2.7    COMMISSION DOCUMENTS; FINANCIAL INFORMATION.

                  (a) The Company has made available to the Purchasers true and complete copies of all SEC Documents filed with the Commission. As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder applicable to such SEC Documents, and as of their respective dates none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company and its Material Subsidiaries included in the SEC Documents (the "Financial Statements") comply as of their respective dates in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q promulgated by the Commission), and present fairly in all material respects as of their respective dates the consolidated financial position of the Company and its subsidiaries as at the dates thereof and the

                                       8


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consolidated results of their operations and their consolidated cash flows for each of the respective periods, in conformity with GAAP.

                  (b) Except as and to the extent expressly set forth in the Balance Sheet, or the notes, schedules or exhibits thereto, or as disclosed in the SEC Documents, (i) as of March 31, 2000, neither the Company nor the Material Subsidiaries had any material liabilities or obligations (whether absolute, contingent, accrued or otherwise) that would be required to be included on a balance sheet or in the notes, schedules or exhibits thereto prepared in accordance with GAAP and (ii) since March 31, 2000, the Company and its Material Subsidiaries have not incurred any such material liabilities or obligations other than in the ordinary course of business and which do not exceed $50,000 in the aggregate.

            2.8 ABSENCE OF CERTAIN EVENTS; NO MATERIAL ADVERSE CHANGE. Except as disclosed in the SEC Documents filed with the Commission prior to the date hereof, since March 31, 2000, the Company and its Material Subsidiaries each has conducted its business operations in the ordinary course and there has not occurred any event or condition having or, that is reasonably likely to have, a Material Adverse Effect. Without limiting the generality of the foregoing, other than as is disclosed in the SEC Documents filed with the Commission prior to the date hereof or on SCHEDULE 2.8 hereto, since March 31, 2000 there has not occurred:

                  (a) any change or agreement to change the general character or nature of the business of the Company or any of its Material Subsidiaries;

                  (b) any purchase, sale, transfer, assignment, conveyance or pledge of the assets or properties of the Company or any of its Material Subsidiaries, except in the ordinary course of business;

                  (c) any waiver or modification by the Company or any of its Material Subsidiaries of any right or rights of substantial value, or any payment, direct or indirect, in satisfaction of any liability, in each case, having a Material Adverse Effect;

                  (d) any liability, contract, agreement, license, loan, advance, capital expenditure or other commitment entered into or assumed by or on behalf of the Company or any of its Material Subsidiaries relating to the business, assets or properties of the Company or any of its Material Subsidiaries, whether oral or written, except in the ordinary course of business or which would individually or in the aggregate not have a Material Adverse Effect;

                  (e) any change in the accounting principles, methods, practices or procedures followed by the Company in connection with the business of the Company or any change in the depreciation or amortization policies or rates theretofore adopted by the Company in connection with the business of the Company and its Material Subsidiaries;

                  (f) any declaration or payment of any dividends, or other distributions in respect of the outstanding shares of capital stock of the Company or any of its Material

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Subsidiaries (other than dividends declared or paid by wholly-owned Material
Subsidiaries) or any other change in authorized capitalization of the Company or any of its Material Subsidiaries, except as contemplated by this Agreement;

                  (g) any grant or award of any options, warrants, conversion rights or other rights to acquire any shares of capital stock of the Company or any of its Material Subsidiaries, except as contemplated by this Agreement or except pursuant to employee benefit plans, programs or arrangements in existence on the date hereof, in the ordinary course of business consistent with past practice; any adoption, or amendment in any material respect, by the Company or any of its Material Subsidiaries of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, change of control, retention, disability, death benefit, hospitalization, medical, or other plan, arrangement, or understanding (whether or not legally binding) providing benefits to any current or former employee, officer, or director of the Company or any of its Material Subsidiaries (collectively, "Benefit Plans");

                  (h) any granting by the Company or any of its Material Subsidiaries to any employee earning in excess of $100,000 per year of any increase in compensation, severance or termination pay, except as was required under any employment, severance or termination agreements in effect as of the date of the most recent audited financial statements included in the SEC Documents or otherwise in the ordinary course of business; or

                  (i) entering into any commitment (contingent or otherwise) to do any of the foregoing.

            2.9 LITIGATION. Except as otherwise set forth on SCHEDULE 2.9, there is no litigation or governmental proceeding or investigation pending or, to the knowledge of the Company, threatened, against the Company or any Material Subsidiary or affecting any of the Company's or such Material Subsidiary's properties or assets, or to the knowledge of the Company against any officer or key employee of the Company or any Material Subsidiary in his or her capacity as such, nor has there occurred any event or, to the knowledge of the Company, does there exist any condition on the basis of which any litigation, proceeding or investigation might properly be instituted with any substantial chance of recovery, including, without limitation, proceedings, investigations or arbitrations by the Commission, the National Association of Securities Dealers, Inc., any stock exchanges, other self-regulatory organizations or state securities commissions. Since January 1, 2000, except as otherwise set forth on
SCHEDULE 2.9, the Company has not entered into any settlements of any litigation or proceeding. Neither the Company, any Material Subsidiary, nor any officer, material employee or shareholder of the Company or any Material Subsidiary in his or her capacity as such is, to the knowledge of the Company, in default with respect to any order, writ, injunction, decree, ruling or decision of any court, commission, board or other government agency, which is expressly applicable to the Company or any Material Subsidiary.

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            2.10   COMPLIANCE WITH LAWS AND OTHER INSTRUMENTS. The Company and
its Material Subsidiaries are in compliance with all of the provisions of this Agreement and their respective charters and by-laws (or comparable organizational instruments with different names), and, except as set forth on
SCHEDULE 2.10, in all material respects with the provisions of each mortgage, indenture, lease, license, other agreement or instrument, and each judgment, decree, judicial order, statute, and regulation (whether issued under domestic, foreign or international law) by which any of them is bound or to which any of them or any of their respective properties are subject. Assuming the representations of the Purchasers set forth in Section 4.1 hereof are true and correct, neither the execution, delivery or performance by the Company of this Agreement and the Related Agreements, nor the offer, issuance, sale or delivery of the Purchased Shares, or the Option Shares upon exercise of any Option, with or without the giving of notice or passage of time, or both, will violate, or result in any breach of, or constitute a default under, or result in the imposition of any encumbrance upon any asset of the Company or any Material Subsidiary pursuant to any provision of the Company's or such Material Subsidiary's charter or by-laws (or comparable organizational instruments with different names), or any statute, rule or regulation, contract, lease, judgment, decree or other document or instrument by which the Company or any Material Subsidiary is bound or to which the Company or any Material Subsidiary or any of their respective properties are subject, or, to the knowledge of the Company, will cause the Company or any Material Subsidiary to lose the benefit of any right or privilege it presently enjoys or, to the knowledge of the Company, cause any Person who is expected to normally do business with the Company or any Material Subsidiary to discontinue to do so on the same basis.

            2.11 TAXES. The Company and each Material Subsidiary has filed all Tax returns (including statements of estimated Taxes owed) required to be filed within the applicable periods for such filings (with due regard to any extension) and has paid all Taxes required to be paid, and has established adequate reserves (net of estimated Tax payments already made) for the payment of all Taxes payable in respect to the period subsequent to the last periods covered by such returns. Except as set forth on SCHEDULE 2.11, no deficiencies for any Tax are currently assessed against the Company or any Material Subsidiary, and no Tax returns of the Company or any Material Subsidiary have been audited during the last three (3) years, and, there is no such audit pending or, to the knowledge of the Company, contemplated. There is no Tax Lien, whether imposed by any federal, state or local tax authority, outstanding against the assets, properties or business of the Company or any Material Subsidiary, except for any Lien for Taxes not yet due and payable. Neither the Company nor any Material Subsidiary currently is the beneficiary of any extension of time within which to file any tax return. There is no outstanding claim by an authority in a jurisdiction where the Company does not file tax returns that it is or may be subject to the imposition of any tax by that jurisdiction. Neither the Company nor any Material Subsidiary has waived any state of limitations in respect of taxes or agreed to any extension of time with respect to any tax assessment of deficiency, or the collection of any tax, which remains outstanding. Neither the Company nor any Material Subsidiary has made or is obligated to make any payments or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Code or that are subject to an excise tax under Section 4999 of the Code. Neither the Company nor any Material Subsidiary is subject to any closing agreements with any tax authority. No power of attorney has been granted by the Company, and is currently in force, with respect to any matter relating to Taxes. For the purposes of this Agreement, the terms "Tax" and "Taxes" shall include all federal, state, local and foreign taxes, including income, franchise, property, sales, withholding, payroll and employment taxes.

            2.12 INTELLECTUAL PROPERTY; PROPRIETARY RIGHTS; EMPLOYEE RESTRICTIONS. (a) For purposes of this Agreement, "Intellectual Property Rights" shall mean all registered copyrights, copyright registrations and copyright applications, trademark registrations and applications for registration, patents and patent applications, trademarks, service marks, trade names and Internet domain names that are used by the Company in the Company's business or by a Material Subsidiary in its business as presently conducted, together with all other intellectual property rights owned by the Company and/or any of its Material Subsidiaries and used in connection with its business and (i) all licenses, assignments and releases of intellectual property rights of others in material works embodied in the Company's or any Material Subsidiary's products,
(ii) any and all intellectual property rights, licenses, databases, computer programs and other computer software user interfaces, know-how, trade secrets, customer lists, proprietary technology, processes and formulae, source code, object code, algorithms, architecture, structure, display screens, layouts, development tools, instructions, templates and marketing materials created by or on behalf of the Company or any Material Subsidiary, and (iii) inventions, trade dress, logos and designs created by or on behalf of the Company or any Material Subsidiary. All Intellectual Property Rights purported to be owned by the Company which were developed, worked on or otherwise held by any employee, officer, consultant or otherwise are owned free and clear by the Company or a Material Subsidiary (as the case may be) by operation of law or have been validly assigned to the Company or a Material Subsidiary (as the case may be). All licenses, assignments, and releases of Intellectual Property Rights are valid and binding agreements of the Company and, to the Company's knowledge, of the other parties thereto, enforceable in accordance with their terms. All services provided to the Company and any Material Subsidiary by non-employees in respect of the creation, modification or improvement of any Intellectual Property Rights of the Company and any Material Subsidiary (including, without limitation, software, hardware, copyrightable works and the like) have been performed pursuant to agreements with the Company or any Material Subsidiary that assign to the Company or any Material Subsidiary ownership or license to use such Intellectual Property Rights, each of which is a valid and binding agreement of the Company and, to the Company's knowledge, of the other parties thereto, enforceable in accordance with its terms. The Intellectual Property Rights are sufficient in all material respects to carry on the business of the Company and each of its Material Subsidiaries as presently conducted. The Company and each Material Subsidiary has ownership of or license to use all Intellectual Property Rights as owned or licensed by the Company or a Material Subsidiary (as the case may be) or has obtained any licenses, releases or assignments reasonably necessary to use all third parties' Intellectual Property Rights in works embodied in the Company's or any Material Subsidiary's products. The present business activities or products of the Company and any of its Material Subsidiaries do not infringe any Intellectual Property Rights of others, except in those instances in which such infringement would not result in a Material Adverse Effect. Except as set forth in SCHEDULE 2.12(A), neither the Company nor any Material Subsidiary has received any written notice or other claim from any person asserting that any of the Company's or such Material Subsidiary's present activities infringe in any material respect any Intellectual Property Rights of such person.

                  (b) The Company and each Material Subsidiary has all franchises, permits, licenses and other rights and privileges required to permit it to own its property and to conduct its business as it is presently conducted other than franchises, permits, licenses and other rights and privileges which if not held by the Company or such Material Subsidiary would not have a Material Adverse Effect or result in a fine or penalty in excess of $5,000 individually or in the aggregate.

            2.13 AGREEMENTS OF DIRECTORS, OFFICERS AND EMPLOYEES. To the knowledge of the Company, no director, officer or employee of or consultant to the Company or any Material Subsidiary is in violation of any terms of any employment contract, non-competition agreement, non-disclosure agreement, patent disclosure or assignment agreement or other contract or agreement containing restrictive covenants relating to the right of any such director, officer, employee or consultant to be employed or engaged by the Company or such Material Subsidiary because of the nature of the business conducted or proposed to be conducted by the Company or such Material Subsidiary, or relating to the use of trade secrets or proprietary information of others in each case, other than any violation which would not have a Material Adverse Effect. Except as otherwise set forth on SCHEDULE 2.13, all employees of the Company have executed an employee confidentiality agreement, invention assignment agreement or non-competitive or non-solicitation agreement with the Company.

            2.14 GOVERNMENTAL AND INDUSTRIAL APPROVALS. The Company and each of its Material Subsidiaries has all permits, licenses, orders, franchises and other rights and privileges of all federal, state, local or foreign governmental or regulatory bodies required for the Company and such Material Subsidiaries to conduct their respective businesses as presently conducted other than permits, licenses, orders, franchises and other rights and privileges which if not held by the Company or such Material Subsidiary would not, individually or in the aggregate, have a Material Adverse Effect. All such permits, licenses, orders, franchises and other rights and privileges are in full force and effect and, to the knowledge of the Company, no suspension or cancellation of any of them is threatened, and none of such permits, licenses, orders, franchises or other rights and privileges will be affected by the consummation of the transactions contemplated in this Agreement and the Related Agreements.

            2.15 CONTRACTS AND COMMITMENTS. All of the material contracts of the Company or any of its Material Subsidiaries that are required to be described in the SEC Documents, or to be filed as exhibits thereto, prior to the date hereof are described in the SEC Documents, filed prior to the date hereof or filed as exhibits thereto and are in full force and effect. True and complete copies of all such material contracts have been made available to the Purchaser. All material contracts to which the Company or its Material Subsidiaries are parties on or prior to the date hereof which will be required to be described or filed as an Exhibit in the SEC Documents required to be filed following the date hereof have been provided to the Purchaser or are listed on SCHEDULE 2.15 and are in full force and effect. Except as set forth on SCHEDULE 2.15, neither the Company nor any of its Material Subsidiaries nor, to the knowledge of the Company, any other party is in material breach of or in material default under any such contract.

            2.16 EMPLOYEE MATTERS. The Company has described in, or filed as an exhibit to, the SEC Documents all of the following types of documents, agreements, plans or arrangements that are required by federal securities laws to be described in, or filed as an exhibit to, the SEC Documents: employment agreements, consulting agreements, deferred compensation, pension or retirement agreements or arrangements (including all "employee pension benefit plans" as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), bonus, incentive or profit-sharing plans or arrangements, or labor or collective bargaining agreements, written or oral, in effect by the Company and its Material Subsidiaries (the "ERISA Documents"). The Company has no knowledge that any of the officers or other key employees of the Company or any Material Subsidiary presently intends to terminate his or her employment. The Company and its Material Subsidiaries are in compliance in all material respects with all applicable laws and regulations relating to labor, employment, fair employment practices, terms and conditions of employment, and wages and hours. The Company and each Material Subsidiary is in compliance in all material respects with the terms of all ERISA Documents; and each such ERISA Document, is in compliance in all material respects with all of the requirements and provisions of ERISA.

            2.17 NO BROKERS OR FINDERS. Except as set forth on SCHEDULE 2.17, no person has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or claim against or upon the Company, any of its Material Subsidiaries or any Purchaser for any commission, fee or other compensation as a finder or broker because of any act or omission by the Company or any of its Material Subsidiaries.

            2.18 TRANSACTIONS WITH AFFILIATES. Except disclosed in the SEC Documents, there are no loans, leases or other agreements, understandings or continuing transactions between the Company or any Material Subsidiary on the one hand, and any officer or director of the Company or any Material Subsidiary or any person owning five percent (5%) or more of the Common Stock of the Company or any respective family member or Affiliate of such officer, director or shareholder on the other hand that are required by federal securities laws to be disclosed in the SEC Documents.

            2.19 ASSUMPTIONS, GUARANTEES, ETC. OF INDEBTEDNESS OF OTHER PERSONS. Except as set forth on SCHEDULE 2.19, neither the Company nor any Material Subsidiary has assumed, guaranteed, endorsed or otherwise become directly or contingently liable on or for any indebtedness of any other Person, except guarantees by endorsement of negotiable instruments for deposit or collection.

            2.20 FOREIGN CORRUPT PRACTICES ACT. Neither the Company nor any Material Subsidiary has taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules and regulations thereunder. To the knowledge of the Company, there is not now, and there has never been, any employment by the Company of, or beneficial ownership in the Company or any Material Subsidiary by, any governmental or political official in any country in the world.

            2.21 INVESTMENT COMPANY ACT. The Company is not an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended.

            2.22 DISCLOSURES. Neither this Agreement, any Schedule or Exhibit to this Agreement or the Related Agreements contains any untrue statement of a material fact by the Company or omits a material fact required to be provided by the Company in response to the requirements of this Agreement or any such Schedule or Exhibit to make the statements made herein or therein, in light of the circumstances in which made, not misleading.

                                   ARTICLE III

                            COVENANTS OF THE COMPANY

         Without limiting any other covenants and provisions hereof or as may be otherwise set forth below, the Company covenants and agrees that it will observe the following covenants on and after the date hereof and for so long as either Purchaser hold any shares of Common Stock:

            3.1 INSPECTION. Upon prior notice, at any reasonable time during normal business hours and from time to time, the Company (and each of its Material Subsidiaries) will permit each Purchaser who at such time owns 2% or more of the then outstanding capital stock of the Company, or any of its authorized agents or representatives, to examine and make copies of and extracts from the records and books of account of and visit the properties of the Company (and any of its Material Subsidiaries) and to discuss the Company's affairs, finances and accounts with any of its officers or directors; provided that any Person or Persons exercising rights under this Section 3.1 shall (i) use all reasonable efforts to ensure that any such examination or visit results in a minimum of disruption to the operations of the Company and its Subsidiaries and
(ii) prior to the Company disclosing or providing access to information with respect to the Company or any Subsidiary, shall agree in writing to keep all proprietary information of the Company or any Subsidiary disclosed to him in the course of such inspection confidential in a manner consistent with prudent business practices and treatment of such Person's or Persons' own confidential information. The rights granted under this Section 3.1 shall be in addition to any rights which a Purchaser may have under applicable law in its capacity as a shareholder of the Company.

            3.2 BOARD OF DIRECTORS. In the event that the Purchasers jointly own at least 10% of the issued and outstanding Common Stock, the Company shall use its reasonable best efforts to cause the election of, and to thereafter continue in office until such time as the Purchasers jointly own less than 6% of the then issued and outstanding Common Stock a representative mutually agreed upon by each of the Purchasers and the Company (a "Purchaser Representative") as a member of its Board of Directors, including, without limitation, recommending for election of such Purchaser Representative at a meeting of the Company's stockholders. In the event that the Purchasers jointly own 15% or more of the issued and outstanding Common Stock upon the exercise of the Options, the Company shall use its reasonable best efforts to cause the election of, and to thereafter continue in office until such time as the Purchasers jointly own less than 15% of the then issued and outstanding Common Stock, an additional Purchaser Representative, mutually agreed upon by each of the Purchasers and the Company, as a member of its Board of Directors, including, without limitation, recommending for election of such Purchaser Representative at a meeting of the Company's stockholders. If at any time (i) two (2) Purchaser Representatives are serving as directors of the Company and (ii) the Purchasers jointly own less than 15% of the then issued and outstanding Common Stock, then, upon the vote of a majority of the Board of Directors (excluding all of the Purchaser Representatives) requesting one of the Purchaser Representatives to resign, the Purchasers shall cause such Purchaser Representative to resign from the Company's Board of Directors. If at any time
(i) a Purchaser Representative is serving as a director of the Company and (ii) the Purchasers jointly own less than 6% of the then issued and outstanding Common Stock, then, upon the vote of a majority of the Board of Directors (excluding all of the Purchaser Representatives) requesting the Purchaser Representatives to resign, the Purchasers shall cause such Purchaser Representative to resign from the Company's Board of Directors.

         The Certificate of Incorporation, as amended (and all subsequent amendments and restatements thereof), and/or By-laws of the Company shall, at all times that a Purchaser Representative is a member of the Board of Directors of the Company, provide for indemnification of the directors and limitations on the liability of the directors as currently provided or enhanced. The Company will enter into a mutually acceptable indemnity agreement with any Purchaser Representative similar in all material respects to the agreement that the Company has with its other directors as of the date hereof and will be amended in a manner similar to any favorable amendment of any such other agreement. The Company shall reimburse any Purchaser Representative for his or her reasonable travel expenses, including the cost of airfare and any necessary meals and lodging, incurred in connection with attending meetings of the Board of Directors, in each case to the same extent as the Company reimburses such costs to the other members of the Board of Directors. In addition, the Company shall maintain at all times a Compensation Committee and an Audit Committee of the Board of Directors. A vacancy in the directorship to be occupied by any Purchaser Representative shall be filled only by a nominee of the Purchasers who must be appointed by the Board of Directors in accordance with the By-laws of the Company. Any Purchaser Representative shall be entitled to attend in person or by telephone conference call any and all meetings of the Board of Directors and all committees thereof to the extent he is a member of such committee.

            3.3 THE COMPANY SEC DOCUMENTS. Commencing on the Closing Date and continuing until the later of (i) two (2) years from the Closing Date or (ii) two years from the date of the issuance of the Option Shares, the Company shall continue to file all reports in accordance with Section 13 and 15(d) of the Securities Exchange Act with the Commission in order to maintain its eligibility to register Purchased Shares on Form S-3 (or any successor form thereto) and to permit the Purchaser to sell the Purchased Shares pursuant to Rules 144 and 144A under the Act. After the Closing Date and continuing until the later of (i) two
(2) years from the Closing Date or (ii) two years from the date of the issuance of the Option Shares, the Company will file with the Commission SEC Documents and any other such reports and other materials required to be filed by the Company under the federal securities laws on a timely basis.

                                   ARTICLE IV

                           INVESTMENT REPRESENTATIONS

            4.1 REPRESENTATIONS AND WARRANTIES. Each Purchaser, severally and not jointly, hereby represents and warrants to the Company, understanding and agreeing that the Company is entering into this Agreement in part in reliance on such representations and warranties, as follows:

                  (a) Such Purchaser is an "Accredited Investor" as that term is defined in Rule 501(a) of Regulation D promulgated under the Act;

                  (b) Such Purchaser is duly authorized to execute this Agreement and the Related Agreements, and assuming due execution and delivery by the Company of the Agreement and the Related Agreements, this Agreement and the Related Agreements to which such Purchaser is a party constitute legal, valid and binding obligations of such Purchaser, enforceable against such Purchaser in accordance with their respective terms;

                  (c) Such Purchaser has been advised by the Company that the Purchased Shares, the Option and the Option Shares have not been registered under the Act, that the Purchased Shares, the Option and the Option Shares will be issued on the basis of the statutory exemption provided by Section 4(2) of the Act or Regulation D promulgated thereunder, or both, relating to transactions by an issuer not involving any public offering and under similar exemptions under certain state securities laws, that this transaction has not been reviewed by, passed on or submitted to any federal or state agency or self-regulatory organization where an exemption is being relied upon, and that the Company's reliance thereon is based in part upon the representations made by such Purchaser in this Agreement and the Related Agreements. Such Purchaser acknowledges that it has been informed by the Company of, or is otherwise familiar with, the nature of the limitations imposed by the Act and the rules and regulations thereunder on the transfer of securities;

                  (d) Such Purchaser is purchasing the Purchased Shares and, if applicable, the Option Shares, and being granted the Option for investment purposes, for its own account and not with a view to, or for sale in connection with, any distribution thereof in violation of federal or state securities laws;

                  (e) By reason of its business or financial experience, such Purchaser has the capacity to protect its own interest in connection with the transactions contemplated hereunder; and

                  (f) No person has or will have, as a result of the transaction contemplated by this Agreement, any right, interest or claim against or upon such Purchaser, the Company, or any of its Subsidiaries for any commission, fee or other compensation as a finder or broker because of any act or omission by the Purchaser.

            4.2 PERMITTED SALES; LEGENDS. Notwithstanding the foregoing representations, the Company agrees that it will permit (i) a distribution of Purchased Shares and the Option Shares by a Purchaser to one or more Permitted Transferees, if the Permitted Transferee agrees in writing to be subject to the terms hereof to the same extent as if it were an original purchaser hereunder and (ii) subject to the provisions of Section 9.16 hereof, a sale or other transfer of any of the Purchased Shares and the Option Shares if such transaction is exempt from the registration requirements of, or is covered by an effective registration statement under, the Act and applicable state securities or "blue-sky" laws. The certificates representing the Purchased Shares and the Option Shares shall bear a legend evidencing such restriction on transfer substantially in the following form:

                   "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. SUCH SHARES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT OR AN OPINION OF COUNSEL FOR THE HOLDER, REASONABLE SATISFACTORY TO THESTREET.COM, INC. (THE "COMPANY"), THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT. IN ADDITION, THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE PROVISIONS OF A SECURITIES PURCHASE AGREEMENT (THE "AGREEMENT"), DATED AS OF AUGUST 7, 2000, BY AND AMONG THE COMPANY, GO2NET, INC. AND VULCAN VENTURES INC., WHICH, INTER ALIA, RESTRICT THE TRANSFERABILITY OF SUCH SHARES IN CERTAIN CASES. A COPY OF THE AGREEMENT IS ON FILE AT THE OFFICES OF THE COMPANY. THIS CERTIFICATE ALSO EVIDENCES AND ENTITLES THE HOLDER HEREOF TO CERTAIN RIGHTS AS SET FORTH IN THE RIGHTS AGREEMENT BETWEEN THE COMPANY AND THE RIGHTS AGENT THEREUNDER (THE "RIGHTS AGREEMENT"), THE TERMS OF WHICH ARE HEREBY INCORPORATED HEREIN BY REFERENCE AND A COPY OF WHICH IS

                   ON FILE AT THE PRINCIPAL OFFICES OF THE COMPANY. UNDER CERTAIN CIRCUMSTANCES, AS SET FORTH IN THE RIGHTS AGREEMENT, SUCH RIGHTS WILL BE EVIDENCED BY SEPARATE CERTIFICATES AND WILL NO LONGER BE EVIDENCED BY THIS CERTIFICATE. THE COMPANY WILL MAIL TO THE HOLDER OF THIS CERTIFICATE A COPY OF THE RIGHTS AGREEMENT, AS IN EFFECT ON THE DATE OF MAILING, WITHOUT CHARGE, PROMPTLY AFTER RECEIPT OF A WRITTEN REQUEST THEREFOR. UNDER CERTAIN CIRCUMSTANCES SET FORTH IN THE RIGHTS AGREEMENT, RIGHTS ISSUED TO, OR HELD BY, ANY PERSON WHO IS, WAS OR BECOMES AN ACQUIRING PERSON OR ANY AFFILIATE OR ASSOCIATE THEREOF (AS SUCH TERMS ARE DEFINED IN THE RIGHTS AGREEMENT), WHETHER CURRENTLY HELD BY OR ON BEHALF OF SUCH PERSON OR BY ANY SUBSEQUENT HOLDER, MAY BECOME NULL AND VOID."

                                    ARTICLE V

                      CONDITIONS OF PURCHASERS' OBLIGATION

            5.1 EFFECT OF CONDITIONS. The obligation of the Purchasers to purchase and pay for the Purchased Shares at the Closing shall be subject at their election to the satisfaction of each of the conditions stated in the following Sections of this Article V.

            5.2 REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company contained in this Agreement shall be true and correct on the date of the Closing.

            5.3 PERFORMANCE. The Company shall have performed and complied with all of the agreements, covenants and conditions contained in this Agreement required to be performed or complied with by it at or prior to the Closing.

            5.4    INTENTIONALLY OMITTED.

            5.5 OPINION OF COUNSEL. The Purchasers shall have received an opinion, dated the date of the Closing, from (i) Hughes Hubbard & Reed LLP, in the form attached hereto as EXHIBIT B attached hereto, and (ii) Jordan Goldstein, Vice President and General Counsel to the Company, in the form of EXHIBIT C attached hereto.

            5.6 CERTIFIED DOCUMENTS, ETC. Counsel for the Purchasers shall have received a copy of the Company's Certificate of Incorporation, as amended, certified by the Secretary of State of the State of Delaware and copies of the Company's By-Laws certified by its Secretary, as well as any and all other documents, including certificates of incumbency of officers and certificates from appropriate authorities as to the legal existence and good standing of the Company and its Material Subsidiaries, which the Purchasers or their counsel may reasonably request.

         5.7 NO MATERIAL ADVERSE CHANGE. The business, properties, assets or financial condition of the Company and its Material Subsidiaries, taken as a whole, shall not have been materially adversely affected since the date of this Agreement, whether by fire, casualty, act of God or otherwise, and there shall have been no other changes in the business, properties, assets, financial condition or management of the Company or any of its Material Subsidiaries, taken as a whole, that would have a material adverse effect on their combined businesses or assets.

         5.8 CO-BRANDING AND MARKETING AGREEMENT. The Company and Go2Net shall have executed the Co-Branding and Marketing Agreement in the form of EXHIBIT D attached hereto (the "Co-Branding and Marketing Agreement").

         5.9 CONSENTS AND WAIVERS. The Company shall have obtained all consents or waivers necessary to execute this Agreement and the other agreements and documents contemplated herein, to issue the Purchased Shares and the Option Shares, and to carry out the transactions contemplated hereby and thereby. All corporate and other action and governmental filings necessary to effectuate the terms of this Agreement, the Related Agreements, the Purchased Shares, the Option and other agreements and instruments executed and delivered by the Company in connection herewith shall have been made or taken.

         5.11 COMMON STOCK CERTIFICATES. The Company shall have delivered a stock certificate to each Purchaser representing the portion of the Purchased Shares to be purchased by such Purchaser.

         5.12 HSR ACT. The acquisition of the Purchased Shares by the Purchasers shall either be exempt from the filing and notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), or the parties shall have duly filed with the Federal Trade Commission and the Antitrust Division of the Department of Justice the reports required under the HSR Act with respect to the sale and purchase of the Purchased Shares and the waiting period required by the HSR Act shall have expired or been earlier terminated by such governmental authorities.

         5.13 DUE DILIGENCE. The Purchasers shall have satisfactorily completed their business, financial, accounting and legal due diligence investigation of the Company.

         5.14 Amendment No. 1 to Rights Agreement. The Company and American Stock Transfer & Trust Company shall have executed Amendment No. 1 to Rights Agreement in the form of EXHIBIT E attached hereto.

                                   ARTICLE VI

                     CONDITIONS OF THE COMPANY'S OBLIGATION

         6.1 EFFECT OF CONDITIONS. The Company's obligation to sell the Purchased Shares shall be subject at its election to the satisfaction of each of the conditions stated in the following Sections of this Article VI.

         6.2 REPRESENTATIONS AND WARRANTIES; PERFORMANCE. The representations and warranties of each Purchaser contained in this Agreement shall be true and correct on the date of the Closing with the same effect as though made on and as of that date and, with respect to the Company's obligation to issue and deliver Purchased Shares and an Option to each Purchaser, each Purchaser shall have tendered payment for the Purchased Shares and the Options at the Closing in accordance with Section 1.3 hereof.

         6.3 CO-BRANDING AND MARKETING AGREEMENT. The Company and the Purchaser shall have executed the Co-Branding and Marketing Agreement in the form of EXHIBIT D attached hereto.

         6.4 CONSIDERATION FOR THE SHARES. Each of the Purchasers shall have paid the purchase price of the Purchased Shares to be purchased by such Purchaser in full at the Closing either by certified check or by wire transfer of immediately available funds to an account designated in writing by the Company.

         6.5 PERFORMANCE. The Purchasers shall have performed and complied with all of the agreements, covenants and conditions contained in this Agreement required to be performed or complied with by them at or prior to the Closing.

         6.6 HSR ACT. The acquisition of the Purchased Shares by the Purchasers shall either be exempt from the filing and notification requirements of the HSR Act, or the parties shall have duly filed with the Federal Trade Commission and the Antitrust Division of the Department of Justice the reports required under the HSR Act with respect to the sale and purchase of the Purchased Shares and the waiting period required by the HSR Act shall have expired or been earlier terminated by such governmental authorities.

                                   ARTICLE VII

                          REGISTRATION RIGHTS AGREEMENT

         7.1 CERTAIN DEFINITIONS. As used in this Article VII, the following terms shall have the following meanings:

         "Commission" shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

         "Registrable Securities" means any of (i) Purchased Shares, (ii) the Option Shares and (iii) any other securities issued or issuable with respect to the Purchased Shares or the Option Shares by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise. Any Registrable Security will cease to be a Registrable Security when (i) a registration statement covering such Registrable Security has been declared effective under the Securities Act by the Commission and such Registrable Security has been disposed of pursuant to such effective registration statement, (ii) such Registrable Security may be resold, without any limitation as to volume, pursuant to Rule 144 under the Securities Act (or a comparable successor rule or regulation), or otherwise may be publicly resold without registration under the Securities Act and without any limitation as to volume or other material restriction, or (iii) such Registrable Security is no longer held by the Purchaser to which it was issued pursuant to this Agreement; PROVIDED; HOWEVER, that the foregoing shall not apply to a transfer to any Permitted Transferee or any other transferee with the prior written consent which shall not be unreasonably withheld.

         The terms "register," "registered" and "registration" refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such registration statement.

         "Registration Expenses" shall mean all expenses, incurred by the Company or the Purchasers in complying with Section 7.2.1 or 7.2.2 hereof, including, without limitation, all registration, qualification and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company, blue sky fees and expenses, stock transfer taxes applicable to the securities registered by each Purchaser, all fees and disbursements of one (1) counsel for the Purchasers, and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company, which shall be paid in any event by the Company provided, however, that the Registration Expenses shall not include any and all Selling Expenses).

         "Securities Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, or any similar federal statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

         "Selling Expenses" shall mean all underwriting discounts and selling commissions.

         7.2.     REGISTRATION

7.2.1    REGISTRATION OF REGISTRABLE SECURITIES.

         (a) Subject to the terms and conditions of this Agreement, on or after November 7, 2000, the Purchasers, acting jointly, may make one (1) written request to the Company for registration under the Securities Act of the sale of Registrable Securities held by the Purchasers (the "Demand Registration"); provided that the Company shall not be obligated to effect more than one (1) Demand Registration pursuant to this Agreement, and provided further that the Company shall only be obligated to effect a Demand Registration if the net proceeds to be realized in connection with such Demand Registration shall be reasonably expected to be more than $1,000,000. The Company shall use its reasonable best efforts to cause such registration statement to become effective as soon as possible and remain effective for the period ending on the earlier of (i) 180 days from the date of effectiveness of said registration statement and (ii) the sale of all of Registrable Securities.

         (b) The Company shall have the right to include its securities in any registration initiated as a Demand Registration; provided that: (i) such securities are of the same class as the Registrable Securities included in such registration; (ii) if any of the Registrable Securities covered by such registration are sold in an underwritten offering, the Company agrees in writing to sell its securities on the same terms and conditions as apply to the Registrable Securities being sold; and (iii) if any of the Registrable Securities covered by such registration are to be sold in an underwritten offering, the managing underwriters shall not have advised the Company or the Purchasers that, in their opinion, the inclusion of the Company's securities would reduce in any material respect the amount or sale price of the securities to be included in such registration by the Purchasers for their account.

         (c) The Purchasers shall have the right to select the managing underwriter to administer the Demand Registration; provided, that such managing underwriter shall be approved by the Company, such approval not to be unreasonably withheld or delayed. The Purchasers and the Company shall enter into an underwriting agreement in such customary form as shall have been negotiated and agreed to by the Company with the underwriter or underwriters selected for such underwriting, provided that (x) the Purchasers shall have the right to negotiate the economic terms of the offering and (y) such underwriting agreement shall be approved by the Purchasers, such approval not to be unreasonably withheld or delayed.

         (d) Notwithstanding anything to the contrary in this Agreement, the Company will be entitled to postpone the filing of a registration statement required to be filed by it pursuant to this Agreement for ninety (90) days, if
(i) at any time prior to the filing of such registration statement a majority of the Board of Directors of the Company determines, in its good faith business judgment, that such registration and offering would have a Material Adverse Effect on any financing, acquisition, corporate reorganization or other material transaction or development involving the Company or any of its Affiliates and
(ii) the Company gives the Purchasers written notice of such postponement, provided that such postponements may not in any 365-day period occur more than once, and, provided further, that in the event of any such withdrawal or termination of effectiveness, such registration shall not act as a registration effected for purposes of Section 7.2.1(a). In the event of such postponement, the Company will file such registration statement as soon as practicable after it determines, in its good faith business judgment, that such registration and offering will not interfere with the matters described in the first sentence of this Section 7.2.1(d), but in no event more than ninety (90) days after that date that such registration statement would otherwise have been filed, provided that the

Purchasers shall have the right to withdraw their request for Demand Registration by giving written notice to the Company within ninety (90) days of receipt of the notice of postponement, and in the event of such withdrawal, the request so withdrawn shall be deemed to have not been made.

         (e) Each Registration Statement in respect of a Demand Registration will be for the offering and sale of such Registrable Securities on such basis as the Purchasers reasonably request, which may be a continuous offering (including a shelf) if so requested by the Purchasers.

         (f) The Company shall promptly prepare and file with the Commission such amendments to the registration statements as may be necessary to keep such registration statements effective in accordance with this Section 7.2.1.

         (g) Notwithstanding anything in the contrary in this Agreement, if at any time after the filing of a registration statement (i) in the case of any registration statement for a firm commitment underwritten offering of Registrable Securities, before it is declared effective by the Commission, or
(ii) in the case of any other registration statement, before or after it is declared effective by the Commission, a majority of the Board of Directors of the Company determines, in its good faith business judgment, that such registration and the offering of Registrable Securities covered by such registration statement would materially interfere with or otherwise materially adversely affect any financing, acquisition, corporate reorganization or other material transaction or development involving the Company or any of its affiliates or require the Company to disclose matters that otherwise would not be required to be disclosed at such time, then the Company may require the suspension of the distribution of any Registrable Securities (a "Blackout Period") by giving written notice to the Purchasers. Any such notice need not specify the reasons for such suspension if a majority of the Board of Directors of the Company determines, in its good faith business judgment, that doing so would interfere with or adversely affect such transaction or development or would result in the disclosure of material non-public information. In the event that such notice is given, then until a majority of the Board of Directors of the Company has determined, in its good faith business judgment, that such registration and distribution would no longer materially interfere with the matters described in the preceding sentence and has given written notice thereof to the Purchasers, the Company's obligations under this Article 7 will be suspended, provided, that such suspension shall not exceed the first to occur of
(x) the filing of the Company's next filing with the Commission and (y) ninety
(90) days. The Company shall extend the period of time the Company is required to maintain effective any registration statement required pursuant to Section 7.2.1(f) by a length of time equal to the aggregate length of the Blackout Periods. In the event of any suspension of a registration pursuant to this
Section 7.2.1(g), the Purchasers shall be entitled to withdraw from such registration upon written notice to the Company, and in the event of such withdrawal, the request so withdrawn shall be deemed to have not been made.

                  7.2.2    PIGGYBACK REGISTRATION.

         (a) If at any time on or before August 7, 2001, during which the registration statement filed pursuant to Section 7.2.1 above is not effective the Company proposes to register any shares of Common Stock under the Securities Act in connection with an underwritten offering, either for its own account or the account of a security holder or holders exercising their registration rights (except pursuant to a registration statement filed on Form S-4 or Form S-8 or such other form as shall be prescribed under the Securities Act for the same purposes), the Company will promptly at each such time give written notice to each Purchaser of its intention to do so. Within twenty (20) days after receipt of such notice, each Purchaser may request that the Company register all or part of the Registrable Securities (the "Designated Shares"). Upon receipt of such request, the Company shall use its reasonable best efforts to effect the registration of the Designated Shares identified by including such Designated Shares in such registration statement.

         (b) In the event that securities of the same class as the Designated Shares are being registered by the Company in such registration statement and such securities as well as any of the Designated Shares are to be distributed in an underwritten offering, such Designated Shares shall be included in such underwritten offering on the same terms and conditions as the securities being issued by the Company for distribution pursuant to such underwritten offering; PROVIDED, HOWEVER, that if the managing underwriter of such underwritten offering reasonably determines in good faith and advises the parties that the inclusion in such underwritten offering of all the Designated Shares would materially and adversely affect the success of the underwritten offering, then the Company may offer all of the securities it proposes to register for its own account for the maximum amounts that the underwriter considers saleable, and thereafter the number of Designated Shares to be included in the registration statement shall be reduced to the amount recommended in good faith by and set forth in the opinion of such managing underwriter; PROVIDED, FURTHER, that as to the Purchasers, such reduction shall be pro rata (based on the number of shares held by each) with respect to the Designated Shares with other persons holding contractual, incidental or "piggy-back" registration rights as of the Closing Date hereof in such underwritten offering, provided, further, that as to the Purchasers, all of the Designated Shares shall be included in the registration statement prior to the inclusion of any shares held by persons who receive contractual, incidental or "piggy-back" registration rights subsequent to the Closing Date.

         7.2.3 EXPENSES OF REGISTRATION. All Registration Expenses incurred in connection with registrations pursuant to Sections 7.2.1 and 7.2.2 shall be borne by the Company. Subject to Section 9.16, Selling Expenses shall be borne by each Purchaser based upon the number of Registrable Securities registered by each Purchaser on such registration statement.

         7.2.4 REGISTRATION PROCEDURES. In the case of each registration, qualification or compliance effected by the Company pursuant to this Agreement, the Company will keep the Purchasers advised in writing as to the initiation of each registration, qualification and compliance and as to the completion thereof. The Company will:

                  (a) Prepare and furnish to each Purchaser and to the underwriters (if any) of the securities being registered such reasonable number of copies of the registration statement, preliminary prospectus, final prospectus (any supplements or revisions thereto required under the Securities
Act) and such other documents as each Purchaser and underwriters may reasonably request in order to facilitate the public offering of such securities and make the Company's representatives and the Company's counsel available for discussion of such document and make such changes in such document relating to the Purchaser prior to the filing thereof as each Purchaser, counsel for each Purchaser, or underwriters may reasonably request.

                  (b) Use its reasonable best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by each Purchaser, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

                  (c) Notify each Purchaser at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing; and to promptly prepare and file all amendments or supplements and related revised prospectuses as shall be required under the Securities Act as a result of such untrue statements or omissions.

                  (d) Use its reasonable best efforts to comply with all applicable federal and state securities laws (including without limitation the rules and regulations of the Commission), and make generally available to its security holders earning statements satisfying the provisions of Section 11(a) of the Securities Act no later than forty-five (45) days after the end of a twelve (12) month period after the Closing Date (or within ninety (90) days after the end of a fiscal year).

                  (e) At the request of each Purchaser, use its reasonable best efforts to furnish on the date that the Registrable Securities are delivered to any underwriter for sale in connection with a registration pursuant to this Agreement (i) an opinion of the counsel representing the Company for the purposes of such registration, and (ii) a letter from the independent certified public accountants of the Company, each dated such date and in form and substance as is customarily given by counsel and independent certified public accountants to underwriters in an underwritten public offering, addressed to each Purchaser's underwriter and to each Purchaser.

         The Purchasers, upon receipt of any notice from the Company of the happening of any event of the kind described in paragraph (c) above, will forthwith discontinue, and cause their respective Affiliates to discontinue, disposition of the Registrable Securities until the Purchasers' receipt of the copies of the supplemented or amended prospectus contemplated by paragraph (c) above or until they are advised in writing by the Company that the use of the prospectus may be resumed and have received copies of any additional or supplemental filings which are incorporated by reference in the prospectus. If so directed by the Company, the Purchasers will deliver to the Company or destroy all copies, other than permanent file copies then in the possession of the Purchasers or their respective Affiliates, of the prospectus required to be supplemented or amended.

         7.3      INDEMNIFICATION.

                  (a) With respect to any registration of Registrable Securities, the Company will indemnify each Purchaser, its officers and directors and each person controlling the Purchaser within the meaning of
Section 15 of the Securities Act, with respect to which registration, qualification or compliance has been effected pursuant to this Agreement, and each underwriter, if any, and each person who controls any underwriter within the meaning of Section 15 of the Securities Act, against all expenses, claims, losses, damages and liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Company of the Securities Act, the Securities Exchange Act, state securities law or any rule or regulation promulgated under such laws applicable to the Company in connection with any such registration, qualification or compliance, and the Company will reimburse each Purchaser, each of their officers, directors and partners, and each person controlling such Purchaser, each such underwriter and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred, as such expenses are incurred, in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, whether or not resulting in any liability, provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission or alleged untrue statement or omission, made in reliance upon and in conformity with written information furnished to the Company by an instrument duly executed by such Purchaser, controlling person or underwriter and stated to be specifically for use therein; provided, however, that the foregoing indemnity agreement is subject to the condition that, insofar as it relates to any such untrue statement, alleged untrue statement, omission or alleged omission made in a preliminary prospectus, such indemnity agreement shall not inure to the benefit of any underwriter, or each Purchaser, if there is no underwriter, if a copy of the final prospectus filed with the Commission pursuant to its Rule 424(b) was not furnished to the person asserting the loss, liability, claim or damage at or prior to the time such action is required by the Securities Act, and if such final prospectus cured the untrue statement, alleged untrue statement, omission or alleged omission giving rise to the loss, liability, claim or damage.

                  (b) With respect to any registration of Registrable Securities, each Purchaser will indemnify, severally and not jointly, the Company, each of its directors and officers, each underwriter, if any, of the Company's securities covered by such registration statement, and each person who controls the Company or such underwriter within the meaning of Section 15 of the Securities Act against all expenses, claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company, such directors, officers, partners, persons, underwriters or control persons for any legal or any other expenses reasonably incurred, as such expenses are incurred, in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by an instrument duly executed by the Purchaser and stated to be specifically for use therein. Notwithstanding the foregoing, the liability of each Purchaser under this
Section 7.3(b) shall be limited to and in proportion to an amount equal to the net proceeds received by such Purchaser from the sale of the Registrable Securities sold by the Purchaser pursuant to such registration statement. In no event will a Purchaser be required to enter into any agreement or undertaking for the benefit of the Company in connection with any registration under this Agreement providing for any indemnification or contribution obligations on the part of the Purchaser greater than the Purchaser's obligations under this
Section 7.3(b).

                  (c)      Each party entitled to indemnification under this
Section 7.3 (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not be unreasonably be withheld or delayed), and the Indemnified Party may participate in such defense at such party's expense, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Agreement unless the failure to give such notice is materially prejudicial to an Indemnifying Party's ability to defend such action, and provided further that the Indemnifying Party shall not assume the defense for matters as to which representation of both the Indemnifying Party and the Indemnified Party by the same counsel would be inappropriate due to actual or potential differing interests between them, but shall instead in such event pay the fees and costs of separate counsel for the Indemnified Party. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. No

Indemnified Party shall be entitled to indemnification from any Indemnifying Party for any amounts paid in any settlement effected without the consent of the Indemnifying Party.

                  (d) The indemnification provided for under this Agreement will remain in full force and effect regardless of any investigation made by or on behalf of the Indemnified Party or any officer, director or controlling person of such Indemnified Party.

                  7.4 PURCHASER CONDITIONS. The Company's obligations to the Purchasers under this Article 7 will be conditioned on compliance with the following:

                  (a) The Purchasers and their respective Affiliates will cooperate with the Company in connection with the preparation of the applicable registration statement, and for so long as the Company is obligated to keep such registration statement effective, the Purchasers and their respective Affiliates will provide to the Company, in writing and in a timely manner, for use in such registration statement (and expressly identified in writing as such), all information regarding themselves and their respective Affiliates and such other information as may be required by applicable law to enable the Company to prepare such registration statement and the related prospectus covering the applicable Registrable Securities owned by the Purchasers and to maintain the currency and effectiveness thereof, so long as the Company executes a confidentiality agreement in form and substance reasonably satisfactory to the Purchasers in the event any confidential information is requested by the Company;

                  (b) During such time as the Purchasers and their respective Affiliates may be engaged in a distribution of the Registrable Securities, the Purchasers and their respective Affiliates will comply with all applicable laws, including Regulation M promulgated under the Exchange Act, and, to the extent required by such laws, will, among other things: (A) not engage in any stabilization activity in connection with the securities of the Company in contravention of such rules; (B) distribute the Registrable Securities acquired by it solely in the manner described in the applicable registration statement; and (C) if required by applicable law, rules or regulations, cause to be furnished to each agent or broker-dealer to or through whom such Registrable Securities may be offered, or to the offeree if an offer is made directly by the Purchasers and their respective Affiliates, such copies of the applicable prospectus (as amended and supplemented to such date) and documents incorporated by reference therein as may be required by such agent, broker-dealer or offeree, provided that the Company shall provide the Purchasers with an adequate number of copies thereof; and

                  (c) The Purchasers and their respective Affiliates will permit the Company and its representatives and agents to examine such documents and records and will supply in a timely manner any information as they may be reasonably request to provide in connection with the offering or other distribution of Registrable Securities by the Purchasers;

                  (d) On notice from the Company of the happening of any of the events specified in Section 7.4(c), or that requires the suspension by the Purchasers and their respective

Affiliates of the distribution of any of the Registrable Securities owned by the Purchasers, then the Purchasers and their respective Affiliates will cease offering or distributing the Registrable Securities owned by the Purchasers until the offering and distribution of the Registrable Securities owned by the Purchasers may recommence in accordance with the terms hereof and applicable law.

                  (e) The Purchasers and their respective Affiliates will enter into such agreements with the Company and any broker-dealer or similar securities industry professional containing representations, warranties, indemnities and agreements as are customarily entered into and made by a seller of securities and such seller's controlling shareholders with respect to secondary distributions under similar circumstances.

         7.5      Intentionally Omitted

         7.6 TRANSFER OF REGISTRATION RIGHTS. The rights to cause the Company to register securities granted each Purchaser under this Article VII may be assigned or transferred to any Permitted Transferee of any of the Registrable Securities or any other transferee of any of the Registrable Securities with the prior written consent of the Company which shall not be unreasonably withheld.

                                  ARTICLE VIII

                               CERTAIN DEFINITIONS

         As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

         "Affiliate" of any Person shall mean any Person, directly or indirectly, controlling, controlled by or under common control with such Person.

         "Agreement" means this Securities Purchase Agreement as from time to time amended and in effect between the parties.

         "Benefit Plans" shall have the meaning set forth in Section 2.8(e).

         "Call Notice" shall have the meaning set forth in Section 1.2(b).

         "Closing" and "Closing Date" shall the meanings set forth in Section
1.3.

         "Co-Branding and Marketing Agreement" shall have the meaning set forth in Section 5.8.

         "Code" shall mean the Internal Revenue Code of 1986, as amended.

         "Commission" shall have the meaning set forth in Section 2.3.

         "Common Stock" shall have the meaning set forth in the preamble.

         "Company" means and shall include TheStreet.com, Inc., a Delaware corporation, its predecessors, successors and assigns.

         "Demand Registration" shall have the meaning set forth in Section
7.2.1.

         "ERISA" shall have the meaning set forth in Section 2.16.

         "ERISA Documents" shall have the meaning set forth in Section 2.16

         "Financial Statements" shall have the meaning set forth in Section 2.7.

         "Founders" shall mean James J. Cramer and Martin Peretz.

         "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board.

         "Go2Net" shall mean Go2Net, Inc., a Delaware corporation, its predecessors, successors and assigns.

         "Go2Net Option" shall have the meaning set forth in Section 1.2(a).

         "Go2Net Option Shares" shall have the meaning set forth in Section 1.2(a).

         "HSR Act" shall have the meaning set forth in Section 5.10.

         "Indemnified Party" and "Indemnifying Party" shall have the meanings set forth in Section 7.5(c).

         "Intellectual Property Rights" shall have the meaning set forth in
Section 2.12.

         "Issuable Securities" shall have the meaning set forth in Section 2.6.

         "Legal Expenses" shall have the meaning set forth in Section 9.12.

         "Lien" means, with respect to any asset, any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien, charge, restriction, restriction transferability, adverse claim by a third party, title defect or encumbrance of any nature whatsoever on any property or property interest (including any conditional sale or other title retention agreement, any lease in the nature thereof, any assignment or other conveyance of any right to receive income and any assignment of receivables with recourse against assignor), any filing of any financing statement as debtor under the Uniform Commercial Code or comparable law of any jurisdiction and any agreement to give or make any of the foregoing.

         "Material Adverse Effect" shall mean a material adverse effect upon the business, financial condition, assets, or results of operations of the Company and any of its Material Subsidiaries, taken as a whole.

         "Material Subsidiary" or "Material Subsidiaries" shall mean any "significant subsidiary" as defined under Regulation S-X of the Securities Exchange Act of 1934, as amended.

         "Option" shall have the meaning set forth in Section 1.2(a).

         "Option Closing" shall have the meaning set forth in Section 1.2(b).

         "Option Shares" shall have the meaning set forth in Section 1.2(a).

         "Permitted Transferee" shall mean with respect to each Purchaser (i) an Affiliate of such Purchaser, (ii) a successor of such Purchaser, (iii) the other Purchaser, (iv) an Affiliate of the other Purchaser or (v) a successor of the other Purchaser, provided that with respect to Go2Net, a Permitted Transferee shall not include any officer or director of Go2Net.

         "Person" means an individual, corporation, partnership, limited liability company, joint venture, trust or unincorporated organization or a government or agency or political subdivision thereof.

         "Preferred Stock" shall have the meaning set forth in Section 2.4(a).

         "Purchased Shares" shall have the meaning set forth in Section 1.1.

         "Purchaser" shall mean either Go2Net or Vulcan.

         "Purchaser Representative" shall have the meaning set forth in Section 3.2.

         "Purchasers" shall mean Go2Net and Vulcan.

         "Related Agreements" shall have the meaning set forth in Section 2.2.

         "SEC Documents" means all reports, schedules, registration statements and other documents (including all exhibits and schedules thereto) filed by the Company with the Commission on or after December 31, 1999.

         "Securities Act" shall have the meaning set forth in Section 2.4(c).

         "Tax" and "Taxes" shall have the meaning set forth in Section 2.11.

         "Vulcan" shall mean Vulcan Ventures Inc., a Washington corporation, its predecessors, successors and assigns.

                                   ARTICLE IX

                                  MISCELLANEOUS

         9.1 SURVIVAL OF REPRESENTATIONS. The representations, warranties, covenants and agreements made herein or in any certificates or documents executed in connection herewith shall survive the execution and delivery hereof and the Closing of the transactions contemplated hereby. Notwithstanding the foregoing, the representations and warranties contained in or made pursuant to this Agreement shall terminate on, and no claim or action with respect thereto may be brought after, the second anniversary of the Closing Date, except that the representations and warranties contained in Sections 2.4(b) and 2.6 hereof shall survive indefinitely.

         9.2 PARTIES IN INTEREST. All covenants, agreements, representations, warranties and undertakings contained in this Agreement shall be binding on and shall inure to the benefit of the respective successors and permitted assigns of the parties hereto (including Permitted Transferees of any of the Purchased Shares or the Option Shares). Except as may be required to be disclosed by order of a court or otherwise required by law, the parties agree to maintain in confidence the terms of the purchase of the Purchased Shares hereunder, except that the Purchasers may disclose such terms to their investors in the ordinary course and except that the Company may disclose such terms to its stockholders, accountants, bankers and advisors in the ordinary course.

         9.3 SHARES OWNED BY AFFILIATES. For the purposes of applying all provisions of this Agreement which condition the receipt of information or access to information or exercise of any rights upon ownership of a specified number or percentage of shares, the shares owned of record by any Affiliate of a Purchaser shall be deemed to be owned by such Purchaser.

         9.4 AMENDMENTS AND WAIVERS. Amendments or additions to this Agreement may be made and compliance with any term, covenant, agreement, condition or provision set forth herein may be omitted or waived (either generally or in a particular instance and either retroactively or prospectively) upon the written consent of the Company and the Purchasers. This Agreement (including the Schedules and Exhibits annexed hereto, which are an integral part of this Agreement) constitutes the full and complete agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings with respect to the subject matter hereof, including without limitation the Letter of Intent among the parties hereto, dated June 21, 2000.

         9.5 NOTICES. All notices, requests, consents, reports and demands shall be in writing and shall be hand delivered, sent by facsimile or other electronic medium, or mailed, postage prepaid, to the Company or to the Purchaser at the address set forth below or to such other address as may be furnished in writing to the other parties hereto:

The Company:               TheStreet.com, Inc.
                           14 Wall Street, 14th Floor
                           New York, New York  10005
                           Tel:  (212) 321-5000
                           Attention:  Jordan Goldstein, Esq.
                           Fax:  (212) 321-5013
                           E-mail:  jgoldstein@thestreet.com

with copy to:              Hughes Hubbard & Reed LLP
                           One Battery Park Plaza
                           New York, New York  10004
                           Attention:  Kenneth A. Lefkowitz, Esq.
                           Tel:  (212) 837-6000
                           Fax:  (212) 422-4726
                           E-mail:  lefkowit@hugheshubbard.com

Go2Net:                    Go2Net, Inc.
                           Pier 70
                           2801 Alaskan Way, Suite 200
                           Seattle, Washington 98121
                           Attention:  General Counsel
                           Tel: (206) 447-1595
                           Fax: (206) 447-1625
                           E-mail:  ez@go2net.com

with copy to:              Hutchins, Wheeler & Dittmar
                           A Professional Corporation
                           101 Federal Street
                           Boston, Massachusetts  02110
                           Attention: Francis J. Feeney, Jr., Esq.
                           Tel: (617) 951-6600
                           Fax: (617) 951-1295
                           E-mail:  fjf@hutch.com

Vulcan:                    Vulcan Ventures Inc.
                           110 110th Avenue, N.E., Suite 550
                           Bellevue, Washington 98004
                           Attention: Diane Daggatt

                           Tel:  (425) 453-1940
                           Fax:  (425) 453-1985
                           E-mail: dianeda@vnw.com

with a copy to:            Cooley Godward LLP
                           5200 Carillon Point
                           Kirkland, Washington 98033-7356
                           Attention:  Christopher Wright, Esq.
                           Tel:  (425) 893-7700
                           Fax:  (425) 893-7777
                           E-mail:  cwwright@cooley.com

         All such notices, request, demands, consents and other communications shall be deemed to have been duly given or sent seven (7) days following the date on which mailed, or on the date on which delivered by hand, by facsimile transmission or e-mail (receipt confirmed), as the case may be, and addressed as aforesaid.

         9.6 EXPENSES. Each party hereto will pay its own expenses in connection with the transactions contemplated hereby, PROVIDED, HOWEVER, that in the event that the transactions contemplated hereby are consummated, the Company shall pay the Purchasers' reasonable costs and expenses (including reasonable fees and expenses of its legal counsel and accountants) in connection with the investigation, preparation, execution and delivery of this Agreement (and due diligence related thereto) and the other instruments and documents to be delivered hereunder and the transactions contemplated hereby and thereby on the Closing Date up to Fifty Thousand Dollars ($50,000).

         9.7 COUNTERPARTS. This Agreement and any exhibit hereto may be executed in multiple counterparts, each of which shall constitute an original but all of which shall constitute but one and the same instrument. One or more counterparts of this Agreement or any exhibit hereto may be delivered via telecopier, with the intention that they shall have the same effect as an original counterpart hereof.

         9.8 EFFECT OF HEADINGS. The article and section headings herein are for convenience only and shall not affect the construction or interpretation hereof.


         9.9      INTENTIONALLY OMITTED.

         9.10 GOVERNING LAW. The parties hereby agree that this Agreement, and the respective rights, duties and obligations of the parties hereunder, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law thereunder. Each of the parties hereby (i) irrevocably consents and agrees that any legal or equitable action or proceeding arising under or in connection with this Agreement shall be brought exclusively in the Federal or state courts sitting in Delaware and any court to which an appeal may be taken in any such litigation, and (ii) by execution and delivery of this Agreement, irrevocably submits to and accepts, with respect to any such action or proceeding, for itself and in respect of its properties and assets, generally and unconditionally, the jurisdiction of the aforesaid courts, and irrevocably waives any and all rights such party may now or hereafter have to object to such jurisdiction.

         9.11 ASSIGNMENT. This Agreement may not be assigned by either of the Purchasers except that each of the Purchasers has the right to assign or transfer any of its rights pursuant to this Agreement in connection with (and in proportion to) its transfer of securities purchased hereunder to any Permitted Transferee or to any other party with the prior written consent of the Company, which shall not be unreasonably withheld. The Company may not assign or transfer any of its rights pursuant to this Agreement unless the Company first obtains the express written consent of the Purchasers. Any assignment in violation of the terms of this Agreement shall be null and void AB INITIO.

         9.12 REMEDIES. The Company stipulates that the remedies at law of the Purchasers in the event of any default or threatened default by the Company in the performance of or compliance with any of the terms of Section 1.2 hereof are not and will not be adequate, and that such terms may be specifically enforced by a decree for the specific performance of any provision of Section
1.2 or by an injunction against a violation of any of the terms thereof or otherwise.

         9.13 HSR ACT. On or before any Option Closing Date, all required filings (if necessary) under the HSR Act shall have been made by the parties required to do so, and any waiting period (and any extension thereof) under the HSR Act, applicable to the transactions contemplated hereby shall have expired or shall have terminated and neither the Company nor the applicable Purchaser shall be subject to any injunction or temporary restraining order against consummation of the transactions contemplated hereby.

         9.14 WAIVER OF JURY TRIAL. Each of the Company, Go2Net and Vulcan hereby expressly waives its respective rights to a jury trial of any claim or cause of action based upon or arising out of this Agreement, any other related agreements or any dealings between them relating to the subject matter of this Agreement. The Company and the Purchasers also waive any bond or surety or security upon such bond which might, but for this waiver, be required of any party. The scope of this waiver is intended to be all encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including without limitation, contract claims, tort claims, breach of duty claims, and all other common law and statutory claims. The Company and the Purchasers further warrant and represent that each has reviewed this waiver with its legal counsel, and that each voluntarily waives its jury trial rights following consultation with legal counsel. This waiver is irrevocable and may only be modified either orally or in amendments, renewals, supplements or modifications to this agreement, any other related agreement or the purchased shares. In the event of litigation, this agreement may be filed as a written consent to a trial (without a jury) by the court.

         9.15. RESTRICTIONS ON ACTIONS. (a) Except for the Purchased Shares, Option Shares and as permitted by this Section 9.15, each Purchaser agrees that until the earlier of (i) the third anniversary of the date of this Agreement,
(ii) the termination or expiration of the Co-Branding and Marketing Agreement (unless due to a breach by Go2Net of its obligations thereunder) or (iii) the date on which such Purchaser no longer owns any Purchased Shares or Option Shares, without the prior consent of the Board of Directors of the Company, it will not at any time, nor will it permit any of its Subsidiaries or Affiliates to, acquire directly or indirectly, by purchase or otherwise, record ownership or beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act ) of any voting securities of the Company (other than the Purchased Shares, the Option and the Option Shares), or rights or options to acquire, or securities convertible into or exchangeable for, any such voting securities (such voting securities other than the Purchased Shares, the Option and the Option Shares), and such rights, options and convertible or exchangeable securities (other than the Option), being herein defined as "Other Securities"; provided that the term "Other Securities" shall not include any voting securities of the Company or any rights or options to acquire, or securities convertible into or exchangeable for, any such voting securities including, without limitation, the Option Shares, which a Purchaser may acquire as a result of any distribution by the Company to holders of its capital stock generally and such Purchaser receives such Other Securities solely in its capacity as a holder of capital stock of the Company.

                  (b) The Purchasers agree that, without the prior consent of the Board of Directors of the Company, neither of them will at any time, nor will a Purchaser permit any subsidiaries or Affiliates to: (i) solicit proxies to vote any securities of the Company under any circumstances for a change in the directors or management of the Company, or in connection with a merger or acquisition of the Company, or deposit any securities of the Company in a voting trust or subject them to a voting agreement or other agreement of similar effect; (ii) initiate, propose, or otherwise solicit any stockholder of the Company for the approval of, or induce or attempt to induce any other person to initiate any stockholder proposal for a change in the directors or management of the Company or in connection with a merger or acquisition of the Company; or
(iii) take any action individually or jointly with any Person or group, or assist any Person or group in taking any action, which it could not take individually under the terms of this section.

                  (c) The preceding provisions in this Section 9.15 shall terminate in the event that the Board of Directors of the Company shall (i) approve a tender offer for a majority of the outstanding capital stock of the Company; (ii) liquidate the Company or sell all or substantially all of the assets of the Company to another Person; (iii) approve a merger or consolidation of the Company with any other Person that would result in the voting securities of the Company outstanding immediately prior thereto representing less than a majority of the voting power to elect a majority of the board of directors or similar body of the Person surviving such merger or resulting from such consolidation; or (iv) sell or otherwise issue to any person voting securities of the Company having a majority of the combined Voting Power of the voting securities of the Company where Voting Power means the power to vote in the election of directors generally.

                  (d) In the event of any action by the Board of Directors of the Company described in the Section 9.15(c), the Company shall notify each Purchaser at least fifteen (15) days prior to the final approval of such transaction. All of the provisions of this subsection shall be reinstated and shall apply in full force according to their terms in the event that: (x) if the preceding provisions of this Article shall have terminated as a result of a tender offer under clause (c)(i) above, such tender offer (as originally made or as extended or modified) shall have terminated (without any securities being accepted thereunder for purchase) prior to the commencement of a tender offer by any Purchaser or any of its subsidiaries or Affiliates that would have been permitted pursuant to clause (c)(i) as a result of such third-party tender offer; (y) any tender offer by any Purchaser or any of its subsidiaries or Affiliates (as originally made or as extended or modified) that was permitted to be made pursuant to clause (c)(ii) through (iv) shall have terminated (without any securities being accepted thereunder for purchase); or (z) if the preceding provisions of this Article shall have terminated as a result of clause (c)(ii) through (iv), the Board of Directors of the Company shall have determined to rescind or abandon the previous action described in clause (c)(ii) through (iv) (and no such action shall have closed). Upon reinstatement of the provisions of this Section 9.15, the preceding provisions of this Section 9.15 shall continue to govern, including, without limitations, those that provide for the termination of the preceding provisions of this Section 9.15 in the event that any of the events described in clause (c) shall occur.

                  (e) This Section 9.15 shall not be applicable to any Purchased Shares and/or Option Shares sold by a Purchaser or an Permitted Transferee pursuant to a registration statement filed by the Company or under the Securities Act, or Rule 144.

         9.16 RIGHT OF FIRST REFUSAL. If a Purchaser proposes to sell, transfer or assign any of its Purchased Shares or Option Shares on or before August 7, 2001 then prior to such sale, transfer or assignment, such Purchaser shall give written notice to the Company of such transfer, sale or assignment for purposes of offering the Company the opportunity to purchase such Purchase Shares or Option Shares on the same terms and conditions as set forth in such offer to purchase (the "Notice"). The Notice shall describe in reasonable detail the proposed transfer including: (i) the number of Purchased Shares or Option Shares to be transferred, (ii) the nature of such Transfer, and (iii) if such transfer is to be done by a private placement, then the name and address of each prospective purchaser or transferee and the consideration to be paid for the Purchased Shares or Option Shares. If the Purchaser desires to sell any of the Purchased Shares or Option Shares to the public pursuant to a registration statement filed with and declared effective by the Commission under the Securities Act then the applicable price per share shall be the closing price of the Common Stock on the Nasdaq National Market on the date of the Notice (reduced by an amount per share equal to one-half (1/2) of the brokerage discounts and commissions (or other items constituting compensation to an agent or broker-dealer and any stock transfer fees (including the cost of all transfer tax stamps) or underwriting discounts and commissions (only to the extent that the Purchaser(s) determine that such sale should be pursuant to an underwritten offering), if any, that would be due if such Purchased Shares or Option Shares, as the case may be, were offered in a registered offering). In the event that within one (1) business day following its receipt of the Notice, the Company does not notify the Purchaser in writing of its desire to purchase all, but not less than all, of such Purchased Shares or Option Shares on the same terms and conditions as set forth in the Notice, then such Purchaser may sell the Purchased Shares or Option Shares. The Company shall effect the purchase of the Purchased Shares or Option Shares, including payment of the purchase price, not more than one (1) business day after delivery of its notice to the Purchaser that it intends to purchase the Purchased Shares or Option Shares, and at such time the Purchaser shall deliver to the Company the certificate(s) representing the Purchased Shares or Option Shares to be purchased by the Company, each certificate to be properly endorsed for transfer. The Purchased Shares or Option Shares so purchased shall thereupon be cancelled and cease to be issued and outstanding shares of the Company's Common Stock. Notwithstanding the foregoing, the right of first refusal of the Company set forth in this Section 9.16 shall not apply to any assignment or transfer to any Permitted Transferee. Notwithstanding the foregoing, in the event that one or both of the Founders determines to sell all or a portion of the capital stock of the Company owned by such Founder on or before August 7, 2001 then this Section
9.16 shall not prohibit either of the Purchasers from also selling a portion of the Purchased Shares and/or the Option Shares owned by such Purchaser equal to the same percentage of such Purchaser's total number of Purchased Shares and/or Option Shares as sold by such Founder in relation to the total number of shares of capital stock owned by such Founder.

         9.17 EMPLOYMENT AGREEMENTS. On or before the tenth day following the Closing Date, the Company shall enter into an employment agreement, in form and substance reasonably acceptable to each of the Purchasers, with each of the following individuals: Thomas J. Clarke, David Kansas, Richard Auletta, Jason Young, Jonathan Krim, Geoff Lewis, Erle Norton and John J. Edwards III.

         9.18 KNOWLEDGE. For purposes of this Agreement, the term "knowledge" means, as to the Company or any of its subsidiaries, the collective actual knowledge of Thomas J. Clarke, David Kansas, Lisa Mogensen, Bryan Levine and Jordan Goldstein after due inquiry and a review of the Company's books and records.

                                   * * * * * *

                               THESTREET.COM, INC.

                           COUNTERPART SIGNATURE PAGE

         IN WITNESS WHEREOF, the Company and the Purchaser have caused this Agreement to be duly executed and delivered as an instrument under seal as of the date first above written.

                                   THE COMPANY:

                                   THESTREET.COM, INC.

                                   By: /s/ Thomas J. Clarke
                                      ------------------------------------
                                     Name: Thomas J. Clarke
                                     Title: Chief Executive Officer

                                   PURCHASERS:

                                   GO2NET, INC.

                                   By: /s/ Michael J. Riccio, Jr.
                                      ------------------------------------
                                     Name: Michael J. Riccio, Jr.
                                     Title: Chief Operating Officer

                                   VULCAN VENTURES INC.

                                   By: /s/ William D. Savoy
                                      ------------------------------------
                                     Name:  William D. Savoy
                                     Title:  President

                                   SCHEDULE A


PURCHASER                     NUMBER OF SHARES          AGGREGATE
---------                     ----------------          PURCHASE PRICE
                                                        --------------

Go2Net, Inc.                  670,167                   $3,726,128.52

Vulcan Ventures Inc.          670,167                   $3,726,128.52